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Welcome to THB: The Human Baton!

Join THB as an investor as we change the future of sports and entertainment!

From the team that brought you America Ninja Warrior, we are launching our flagship product: The Human Baton, a super sport relay race where the Baton is an athlete.

And, with a renowned team from Xbox, we are bringing to market an innovative tech platform to resolve audience fragmentation and enhance fan engagement. We envision sports leagues using it around the world!



Invest

$99.40 minimum investment

Deadline July 31, 2020
in 3 months

Unit Price
$7.10

Total Raised
$268,472

Valuation
$13,916,596

4(a)(6) offering provided by Netcapital Funding Portal, Inc. and 506(c) offering provided by Livingston Securities, Inc. Security transfer functionality provided by Netcapital Systems LLC.

Investment Opportunity

Join us as we create the future of sports and entertainment! Here at THB, we are:

- **A revolutionary sports and media business that aims to enhance fan and audience engagement through an innovative technology platform that could be applied to sports leagues around the world**
- **An award-winning team from around the globe with senior experience at leading broadcast, marketing, sports and tech companies, such as Ninja Warrior, Microsoft, Blackthorn Media, M&C Saatchi, NCR and many more, including successful entrepreneurial ventures and exits**
- **Bringing to market its flagship product, The Human Baton, an adrenaline-fueled relay race across five race disciplines where the athletes are the batons, creating a unique human connection between athletes, fans and audiences**
- **An attractive high growth, global business model with multiple cash generating revenue streams and the potential for investor payouts in the early years of operation**

The Human Baton Super Sport Relay Race


The Human Baton™
WWW.THEHUMANBATON.COM

In The Human Baton Super Sport Relay Race… Every Second Counts!

The Human Baton takes the relay race concept to create the ultimate super sport, where an endurance athlete is passed along the race route as the Human Baton, connecting race fans and audiences with the adventure and the story from the inside. The Baton Athletes provide an emotional connection with the audience as they are selected, train and then race. The franchise race series combines the excitement of GT Super Cars, Drift Cars, Desert Rally Raid Vehicles, Thundercat Race Boats, Endurance Horses, and Helicopters into one racecourse, through multiple legs. During this adrenalin-filled race series, the league of expert race teams and drivers propel their baton athletes forward through the racecourse, across each terrain and screaming through to the finish line.


DESERT RALLY
START
DRIFTCAR
SUPERCAR
POWERBOAT
ENDURANCE HORSE
Team Drivers
Courtney
Rome
Ben
Jeff

Wired technologically to immerse the world in their adventure, the Baton Athlete generates excitement that is experienced first-hand through THB's technology platform across multiple devices, from phones to gaming consoles, for audiences and fans to enjoy when, where and how they want it. Fans can watch the content as both a race and an adventure, as THB advances the Alternative Programming (Reality TV) broadcast model to suit modern day audiences.

Our Company

THB Holdco, LLC. (THB) is a Fan-First, Tech Led Sports and Media Company. As a media company, we aim to unite fans, sports, and technology through innovation and aim to resolve global viewership fragmentation in sports and entertainment. The company champions the use of existing technology while building new technology to deliver immersive audience experiences and forge deeper fan connection. Taking an innovative approach to audience reach, THB produces and curates varying lengths of engaging content to bring together its audience. THB applies its expertise in performance marketing, advertising, and hospitality to align partners and sponsors with fans at scale and targeted audiences, with an objective to provide transparent return on investment to its advertisers. The award-winning team, that has come together from around the world, provides renowned experience to deliver success and build the global sports and media company of the future.



THB is a Fan-First, Tech Led Sports and Media Company

Our Business

THB principally earns revenue through global sponsorships, VIP hospitality, digital economy (e.g. online revenue), global broadcast rights, team registration fees and race services. Additional revenue categories include licensing and merchandising. These multiple revenue streams position THB for high growth, globally at scale.


The Human Baton is Positioned for High Growth
Through Multiple Revenue Streams
Revenue Per Event
Revenue Drivers
Revenue Per Season
VOLVO OCEAN RACE 2011 - 2012
Red Bull STRATOS
$ 93 Million
$ 67 Million
24h LE MANS
DAKAR
$ 71 Million
$ 130 Million
Multiple Race Cycles
Hospitality & Events
Broadcast Licensing
Content Production
Team Ownership
Digital Economy
Merchandising
Sponsorships
Franchising
Formula 1
$ 1.8 Billion (2018, Global)
UFC
$ 600 Million (2018, Global)
PGA
$ 341 Million (2018,US Only)

As a sports and media company, THB uses its technology platform to immerse fans and audiences into dramatic stories of competition, challenge and triumph. THB can generate multiple revenue streams through The Human Baton super sport franchise, these revenue streams enable The Human Baton to move beyond individual, annual or bi-annual events, such as 24 Hour Le Mans of the Volvo Ocean Race. THB can expand the business globally from the outset with its technology and into an annual, competitive series, culminating with a main Global Premier Event each year, similar to the PGA Tour and the UFC.

Team

An Award-Winning Team

THB has brought together an award-winning team of international professionals to deliver unique content storytelling with immersive technology to unify fans and sports. Here are a few of our team's credentials:

- Won an Academy Award for Special Effects
- Ran and fine-tuned some of the hardest Ninja Warrior courses in the world
- Produced 100's of hours of (live) entertainment
- Designed technologies used by millions of fans around the world
- Created software technologies to find audiences and bring those technologies to market
- Designed and executed wireless tech in some of Las Vegas' biggest resorts
- Launched two start-ups that became multi-billion USD annual revenue companies
- Promoted the use of emerging digital technologies in underserved countries
- Delivered marketing for Formula 1 & X Games
- Served as a Major General in the service of Her Majesty, Queen Elizabeth
- Designed and managed major automotive races across North America
- Raced teams across multiple deserts in the world-famous Dakar Rally
- Trained with military Special Forces in the jungles of Borneo
- Produced the logistics to get race teams and Royals across the Arctic and to the North Pole
- Executed a two-man row across the Atlantic

Read the Executive Team Bios Here →

Check Out Our Executive Producer's video reel


AMERICAN
NINJA
WARRIOR

Competitive Advantage

Underpinning THB will be our proprietary multi-channel content delivery and fan engagement platform that connects audience and fans to the Baton Athletes and their sponsors. Using an innovative approach to user interface and user experience, across multiple channels and content formats, THB creates new ways to entertain and engage fans while enabling real-time audience tracking and data collection.

The platform's engagement app is being built to reach fans on their mobile devices, laptops, gaming consoles, augmented and virtual reality devices, and televisions, with the goal of the platform to be applied and licensed to existing global sport franchises and partners around the world. The THB technology team creating the platform have designed and developed world-class technologies at companies like NCR and Microsoft, including platforms such as Xbox Live and Microsoft Cloud. This expertise is coupled with Academy Award winning experiential and special effects expertise to transform the way fans and audiences experience sports and entertainment globally.


Fan
First

Be a Part of THB: The Human Baton

This is a side-by-side offering of Class A units, under registration exemptions 4(a)(6) and 506(c), in THB Holdco, LLC, doing business as THB: The Human Baton. Up to $1,069,998.40 may be raised under the 4(a)(6) exemption. Netcapital will determine which exemption applies to your investment and notify you before you complete your investment.

The amount raised under the two exemptions must total at least $10,000 by July 31, 2020 at 11:59pm ET. If the total doesn't reach its *target*, then your money will be refunded. THB: The Human Baton may issue additional securities to raise up to $5,355,750, the offering's *maximum*.

$268,472 raised!

$10,000 minimum

If the side-by-side offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

2,514,331 units
× $7.10 per unit

$17,851,750 implied valuation

Use of Proceeds

For proceeds received under both Regulation CF and Regulation D, management intends to use almost half of the proceeds, or 48.4%, for payment of services rendered by employees and consultants. 21.1% of proceeds are estimated for technological development costs, 20.9% for events, which includes production costs and audience costs, 4.7% are earmarked for general and administrative expenses, and the remaining 4.9% of our proceeds is our fee to the funding portal. The table below provides the dollar amounts for our use of proceeds for (1) our target offering amount, which will be limited to intermediary fees and general and administrative costs; (2) the maximum amount we can raise under Regulation CF, which totals $1,069,998; and (3) the maximum amount we are seeking to raise under Regulation D, which totals $4,285,752. As noted above, we are seeking to raise up to $5,355,750 by selling Class A Units at a price of $7.10 per Unit.

Uses	If Target Offering Amount is Sold	If Maximum Amount is Sold Under Regulation CF	If Maximum Amount is Sold Under Regulation D
Employees and advisors	$0	$517,590	$2,073,148
Events, production and audience	$0	$223,512	$895,252
Technology	$0	$226,406	$906,842
General and administrative	$9,510	$50,060	$200,508
Intermediary Fees	$490	$52,430	$210,002
Total Use of Proceeds	$10,000	$1,069,998	$4,285,752

Pitch Deck



THB
A Fan First Tech-Led, Global Sports and Media Company

Open

Download

Download Business Overview

Financials

THB: The Human Baton's official name is THB Holdco, LLC, so that's the name that appears in the statements below.

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC Filings

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemptions 4(a)(6) and 506(c) of the Securities Act of 1933. Similar information is sometimes offered in a Private Placement Memorandum for 506(c) offerings.

Latest offering statement

Annual Report 2018

We're also required to share links to each of the SEC filings related to this side-by-side offering with investors.

› Form C on July 18, 2019

More Info

Our Social Responsibility

THB's goal is to limit its environmental footprint and seize win-win opportunities to bring positive impact to the community, environment, and business. The executive team uses its collective experience in sustainability and passion for the power of sport and entertainment for good. When designing the race, THB created a model which perpetuates a high social responsibility standard for its people and partners. To drive this mission, THB has onboarded a sustainability expert to enable this strategy. A true commitment to sustainability and social responsibility can bring positive results to the triple bottom line - people, planet and profit.






CO_2

- Impacting through the THB ecosystem the Sustainable Development Goals of the United Nations.
- Amplifying through our people, fans, and audience the mission-based causes of our partners and sponsors.
- Reducing through environmental consciousness the carbon footprint on our planet.

THB aims to hold high standards and grow its sustainability initiatives into the future. We intend to introduce an eco leg into each premier event, beginning with our Endurance Horse leg, with a goal to evolve all legs towards future fuels or eco based sports disciplines. We intend to require all race support vehicles to meet eco or future fuel standards and finally, use existing infrastructures in each location to deliver almost all elements of the race cycle without additional investment by the host country.

The THB ethos also encourages all athletes, drivers and teams to represent a cause which they are proud to support; as a media company THB may build these messages into our stories, content, and audience reach, and throughout our global ecosystem.



Our Team



Stev Stephens
Managing Director - Founder
Former Ninja Warrior Business Development

Stev Stephens is the Co-Creator of The Human Baton franchise. He recently held the title of Executive Producer and Director of Business Development for ATS Filmworks, after producing over 800 television episodes and winning three Image Awards with Public Broadcasting Systems (PBS) of America. With Tokyo Broadcasting and ATS Filmworks he collaborated to bring adventures to life on the highly acclaimed, international Ninja Warrior franchise. He has created a successful career in the media industry by leveraging his producing and logistical talents. Alongside Mark Burnett and Co., he developed the television and event ground production plans for the Emmy nominated, "Eco-Challenge: Australia Adventure Race" covering over 300 miles of the Australian territories. Stev specializes in developing large events and television shows that take place in multiple locations all over the world including political conventions, acclaimed reality shows, and arena-scale live productions.



Phillip Carrington
Race Management - Founder

Phillip Carrington served eight years in the Royal Marines Commandos gaining skills and experience, which allowed him to become an accomplished expedition leader, commercial diver, and professional rope access climber. He has created international adventure sports shows for television and is the Co-Creator of The Human Baton. Phil doesn't just create these spectacles – he lives them; including planning and executing a two man crossing of the Atlantic in a rowboat, kayaking 2300 miles down the Yukon River, 1000 miles from Switzerland to the London Eye down the Rhine, and then running 7 marathons back to back through the Grand Canyon, and a host of numerous adventures around the world. Phil lives in Chamonix, France with his wife and two kids, yet he still trains and makes time for expeditions and competitive races.



Christopher Darnell
Chief Executive Officer
Former Microsoft Cloud & XBox

Christopher Darnell is a global executive with significant board of director experience across four continents – North America, South America, Europe and Africa. He has developed, executed and led entrepreneurial initiatives for start-ups and high growth businesses, from within large corporations to newly founded companies. Industries include energy, media and entertainment, real estate and technology. Mr. Darnell has overseen the investment of more than US $1.5 billion in emerging markets, start-up and high growth businesses. He started his career at Southern Company in finance, where he worked for 10 years. Later, he worked for Microsoft also for 10 years, where he was on the leadership teams that launched Microsoft Cloud and Xbox's entertainment platform, among others. Following Microsoft, he founded his own start-up, which he exited in 2017. Building new businesses from the ground up is his lifelong passion, from being a DJ in his youth to the path that led him right here to THB!



Jeff Romeo
Chief Marketing Officer
Former Formula 1 & X Games Marketing

Jeff Romeo is a multi-award winning marketing professional of 20 years. He specializes in developing global strategic programmes for sports, entertainment and technology clients working with business leaders to enhance reputation and accelerate growth. Jeff has served as a Senior Director at the global communications agency, Edelman, and a Founder and CEO of marketing strategists, VJR Consulting. He has provided counsel to industry leaders including Sony, Microsoft, Adobe, Twitch and BAFTA; has led teams in Rio 2016, UEFA Champions League, Africa Cup of Nations, FIBA, Formula One, World Endurance Championships and has worked with a catalogue of leading athletes and stars from stage and screen. Previously, Jeff founded the successful lifestyle marketing agency, Motion PR & Management boasting an impressive client list including athletes Tony Hawk, Kelly Slater, Shaun Palmer, Dave Mirra and Terje Haakonsen, events; BoarderX Tour, BikerX Tour and the Swatch Wave Tour and brands; Pepsi Co., Extreme Sports Channel and Mean Fiddler.



Dr. Ellen Helsper
Audience Engagement

Professor Ellen Helsper is the Director of the MSc in Media and Communications (Research Track) in the Media and Communications Department at the London School of Economics and Political Science. Her research interests include new media audiences; interpersonal mediated communication; the links between social and digital inequalities; and methodological innovation in quantitative and qualitative media and communications research. She is involved in the From Digital Skills to Tangible Outcomes; Connected Communities and Inclusive Growth (Connected Cities); Global Kids Online and World Internet research projects. She consults widely for governments, the third world and commercial sector on issues to do with client and citizen engagement in increasingly digital societies.



Andrew Ager
Communications

Andrew (aka Bertie) Ager is a talented strategic and creative communications specialist with over 16 years of experience working with some of the world's leading brands, sponsors and events to develop creative & strategic communications campaigns which deliver standout international media coverage, consumer awareness and brand profile in the areas of youth, sport, drinks and entertainment. Andrew has developed marketing and communications campaigns across a broad range of international sports based clients, and has first-hand experience delivering marketing campaigns for major sports events including; multiple Olympic Games, FIFA World Cup, the Volvo Ocean Race plus extreme sports including the Freeride World Tour.



Barnett Fletcher
Sponsorship & Partnership

Mr. Fletcher is a highly accomplished and entrepreneurial marketer and new business developer with a broad and influential international network and a proven track record in the envisioning and delivery of breakthrough results for the world's leading companies and brands including Santander, Vodafone, Intel, Nestle, Unilever and LG. Barnett has worldwide board level experience includes McCann-Erickson World Group / Momentum. He has combined the vision and confidence to launch, build and sell three agencies – each serving major global clients – including Google, Nestle, Motorola, Unilever.



Ben Gott
Race Course Design

Ben is considered to be one of the leading experts in the UK on Rally Raiding and Race logistics. Having participated in over a decade of Dakar rallies in his 25 plus years of Motorsport, Ben has worked in every role from mechanic to Team Owner and has raced across the globe as a result. Knowing how a race works from the inside out is crucial. Ben brings his hard earned race knowledge to the dynamic THB Team, to design and sharpen the race route, rules, transition camps and logistics across all the genres of the sports. As an international Racer, Team Owner, and Race Advisor to Dakar Rally, he will also function as the Compliance Manager and Road Rally Division Manager.



Erik Placko
Baton Athlete Training & Management

Erik has a life-long experience training and participating in extreme sports. He has worked with global broadcasters and production companies – stunt testing for international broadcasts of the Ninja Warrior franchise. He is an experienced Obstacle Course Racer, and constantly works to hone his skills in the discipline of Parkour/Freerunning. His expertise as a professional athlete opened up doors toward building and testing official Ninja Warrior courses all around the world. As the Baton Athlete Manager, he is now a part of the team that develops cutting-edge, training techniques for the adrenalin-filled, super sport race event, which may pave the way for a new breed of athletes all around the world. Currently living in Sweden, he is a serial entrepreneur whose background is engineering in Computer and Electrical Science.



Scott Hoyle
Risk Assessment

Scott Hoyle spent 20 years as a Royal Marines Commando, amassing a wealth of vital logistics and international Security / Executive Protection experience. As Operations Manager for an international Security Firm he is liaison to extremely high profile clients including protection for ships traveling through the Gulf of Aden (made famous by the blockbuster "Captain Phillips"). Scott coordinates logistics and transfer of vital equipment to a variety of countries while complying with their various laws, local ordinances and international codes. He also coordinates the movements of armed security teams from company's facilities in the UK to the international territories where they are deployed.



Courtney Kenobi
Technology

Courtney Kenobi will oversee all Digital Technology, Virtual Reality design and development, IT, Web Stream vendor teams and technology compliance. She has spent 20 years in the automotive and technology sectors and is actively engaged in strategic planning, and new technology deployments in the gaming, IT and automotive industries. While working for NTT, she has led teams responsible for the creation and implementation of big picture network and security transformations internationally. She is currently managing IT projects across all MGM owned properties. Companies she has worked with include Vodafone, Universal Studios, Ford, Rock Star Games, Caesars Entertainment, MGM Resorts International, Qualcomm, EA Games, DarkTrace, Booking.com, and Allianz.



Brett Williamson
Team Ownership & Franchise

Brett Williamson is a serial entrepreneur dating back to early childhood. At THB he secures and manages the critical team owner relationships. He is also a successful filmmaker and philanthropist. Most recently he exited a successful snack food company as the Vice President of Product Development and held an integral part in its sale to private equity. Brett has worked with large corporations like Wal-Mart, Costco, Aldi, Walgreens, and Tesco, designing and selling successful product lines. With his product development and management experience combined with his adventurous spirit, The Human Baton is a perfect fit.



Keith Wright
Finance

Keith Wright served at Caesars Entertainment as the Regional Technical Director, in Las Vegas, Nevada, United States. He produces and coordinates event budgets, schedules, calendar of events and developing final cost reporting processes. He has worked for major entertainment companies like Cirque du Soleil, MGM/Mirage, Harrahs Entertainment and Caesars Entertainment in a variety of Technical, Financial and Operational Management Roles. He has managed teams of over 200 people and controlled budgets for 10 properties and over $50 Million. Most recently, Keith has begun Production Specialists of Las Vegas, a production support and consulting company that specializes in high profile special events, launching residencies and opening new venues in Las Vegas and worldwide. Clientele include companies like MGM Resorts, Caesars Entertainment, Meeras Dubai and a multitude of show Producers from around the world.



Nicholas Balon-Perin
Knowledge Management

Nicholas is focusing on THB's knowledge management plan. He is graduating with a master's degree from the Louvain School of Management in Business Engineering. He specialised in Innovation Management, focusing on managing opportunities in line with a company's strategy and developing the organisation and ecosystem required to take advantage of them. Currently, he is writing a thesis on agile methodologies for the development and management of business processes. Before starting his Master's degree, Nicholas graduated from the Université Catholique de Louvain in Business Engineering, worked at Uber as an Operation Coordinator and traveled on his own through the United States and South America.

Advisors



Christian Gladwell
Advisor, Technology
Mobile & Audience
M&C Saatchi Performance

Christian is a C-Suite leader, experienced at building technology to improve consumer's experience with both product and marketing. He is at the forefront of the mobile (and digital) economy across multiple sectors with a focus on entertainment, retail, luxury and fashion. He is keen exponent of how to turn a marketing function from a cost centre to a customer focused revenue driver.



Mike Groesch
Advisor, Technology
Strategy
VP and COO Chief of Staff, NCR

Mike combines systems and financial savvy to create efficient operations and maximize supply chain performance. As an operations and supply chain executive with industrial engineering and Six Sigma Black Belt credentials, he has spearheaded large-scale and business-transforming initiatives at Microsoft Corporation and NCR Corporation. His experience includes conceptualizing and leading supply chain and manufacturing strategy execution for up to $400M in inventory and $2B in revenues. In addition, he has built and led global teams of >3500, maximizing systems and processes to accommodate rapid growth objectives.



Don Coyner
Advisor, Technology
Design and UI & UX
Former Microsoft Xbox

Don Coyner has 30 years of leadership experience overseeing marketing and user experience design. He spent 8 years at Foote, Cone and Belding and Campbell-Mithun advertising agencies where he managed accounts for major package good clients. He then joined Nintendo where for 7 years he directed key elements of marketing for all product launches including Game Boy, Super NES, Nintendo 64 and all associated games and publications. He spent the last 23 years at Microsoft where he initially was a marketing director in the hardware group and then in 1999 was drafted on to a small team of executives who started Xbox. Once the Xbox project got the greenlight Don was responsible for naming, brand development, advertising, PR, promotions and other marcom activities. In 2002 he moved from marketing to product engineering to start a product planning team for Xbox, Xbox Live and Zune. In this role his team was charged with bringing the voice of the customer deeply into the product development process by defining user scenarios, estimating market sizing and developing value propositions. For his last 13 years at Microsoft he was a Partner Design Director leading hardware and user experience design and research for a wide variety of projects from Xbox 360, Skype, Cortana, OneNote, Zune, Windows Phone and multiple cross-company efforts like unifying the Microsoft design language and a number of product incubations. Don has a Master's Degree in Integrated Communications from Northwestern University and a BA in Communications from the University of Utah.



Michael Conelly
Advisor, Technology
AR & VR
Blackthorn Media

Michael is the President and Creative Director of Blackthorn Media, an Academy and Emmy award winning team now bringing their expertise to interactive narrative in AR and room-scale VR. A prolific designer and author with over twenty years experience in industry-leading computer generated entertainment, Michael has been featured as a Writer/Director at Sundance and Tribeca for "The Abbot's Book" and "Dragonflight." Prior to founding Blackthorn, he worked as a Digital Effects Supervisor at Rhythm and Hues Studios on films garnering multiple Oscar nominations for their stunning execution. He has been instrumental in shaping cutting edge CG technology and entertainment throughout his career.



David Cullen, CB OBE
Advisor, Business Development
Retired Major General

After a long and varied career, David Cullen has recently retired from the Services. An Army Board member, as the Assistant Chief of the General Staff, he was the Army's principal representative in the Whitehall, the Capital and Internationally: Working with senior officials, responsible for the development of Defence high level vision, concept and ideas; With Ministers and the Board responsible for the development of the Army's corporate strategy, for the delivery of military strategic advice, including international policy; As the Army's Chief Operating Officer, responsible for the day to day running of the Army, the delivery of Defence transformation and the Army's lead in managing significant change with international partners. He is a widely respected and highly capable commander and staff officer with unrivalled experience of operating at the highest levels of Defence within MOD, NATO and Internationally. Operationally experienced, he has deployed to Northern Ireland, the Falkland Islands, Cyprus, Bosnia, Kosovo, Iraq and Afghanistan. He is now engaged in a diverse portfolio of interests on both sides of the Atlantic, in Africa, Asia and the Middle East – Chairman, Trustee, Director, Adviser; a mix of executive and non-executive board level appointments across the sectors. "It is a big World and you only see a small part of it standing in one place." He is especially interested and focused on the Veteran community, their employment opportunities and careers.



Jozef Wallis
Advisor, Business Development
Revgenerator

Jozef has 16 years digital experience in the European web and media industries, both in fixed and mobile communications. He is a serial entrepreneur with 3 successful exits at founder level. He is a UK and European market entry specialist, building teams and presence for two leading US brands. He is an award winning company builder and business leader, mentor and start-up advisor.



Esben Stockmarr
Advisor, Business Development
Rising Global Partners

Esben is an entrepreneur and venture developer with extensive experience having launched and scaled companies across three continents. Currently, he is a Founding Partner at Rising Global Partners, a private equity investment and advisory firm, and a Co-founder of Nordic Impact Lab, an impact-focused investment fund. Esben is an experienced business advisor with a particular focus in digital strategy and company scaling, and he mentors startups at Virgin Startup and Google LaunchPad. Esben is a visiting lecturer at Cass Business School Executive Program and an alumnus of MITs global entrepreneurship program.

Our Affiliates

M&C Saatchi Performance, formally M&C Saatchi Mobile, is a forward-thinking performance marketing agency, operating from eleven offices on four continents. The company delivers world-class performance marketing services to help brands grow in the hyperconnected age. Its data-centric, ROI-positive approach ensures it leads the industry on all fronts.

Fireplay is the award-winning creative design studio behind projects like the Justin Timberlake World Tour, The Super Bowl Halftime Show, Billie Eilish concert tour and James Taylor show series at Caesars Palace, Las Vegas. Fireplay is a dynamic, open, and collaborative multidisciplinary creative and design studio.

OneOverChaos is an International creative concept design and development company bringing together scenic, spatial and media design to create immersive experiences. OOC transforms the ordinary to something extraordinary by designing environments that actively participate in the audience's experience.

For nearly 30 years, North One Television has been a globally recognized producer of world class factual entertainment, sports and live event TV programming. Starting out as the sports television wing of the Chrysalis Media Group, the company was responsible for Channel 4's seminal coverage of Italian football throughout the 1990s. The company was the first acquisition of what is, today, a global powerhouse - All3Media - becoming North One Television in 2004. More ground breaking sports contracts followed, with global coverage of the World Rally Championship and ITV's Formula 1 coverage, and more recently, worldwide coverage of the Isle of Man TT, world and UK coverage of motorsport's fastest growing race series – Formula E – and, on two wheels, MotoGP for BT Sport in the UK.

Drift Illustrated Magazine is here to help the sport of drifting grow to new levels and to give the people of drift a voice, from the drivers to the photographers to the team mechanics. Drift Illustrated Magazine is the newest online magazine dedicated to the motorsport of drifting, covering all levels including grass roots, pro Formula Drift, international drift news and virtual drift, including Forza Horizon 3 Drift Wars.

What started as a simple television show in Japan has turned into a worldwide phenomenon. Spanning the globe from America, Turkey, Sweden, Bahrain, the United Kingdom, and many more countries, Ninja Warrior is taking over living room prime time television sets by storm. The ATS Team is proud to be on the forefront of its growth, helping expand into continents and countries around the globe.

Updates

Apr 30, 2020 — Annual Report posted to website

Jul 18, 2019 — Filed Form C

Jul 17, 2019 — Primary offering of 754,331 shares at $7.10

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Understand the Risks

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

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